

Jean-Michel Basquiat (1960–1988)



Jean-Michel Basquiat is widely celebrated for his inventive visual language that fused graffiti with high art.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works (Basquiat)

22.0%

Not intended to indicate past or expected performance of any security. Investing involves risk and investors must be prepared to hold their investment for an extended period.



$25.0m
$20.0m
$15.0m
$10.0m
$5.0m
$0.0m
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04
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Initial Offering

$22,200,000

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 38 years
2020 Auction Sales	significant $116,961,569
Repeat Sales	view

0% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

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- *All Colored Cast (Part II)* is one of two canvases that Basquiat created in 1982, whose title is a direct comment on racism in Hollywood. The work also has a number of historical references in regard to black history, such as famous boxer Jersey Joe Walcott, and Haitian revolutionary Toussaint L'Overture.
- The painting was appraised by an independent appraiser for $24,000,000 prior to Masterworks' acquisition.
- Although there are no guarantees, similar works have appreciated at 22% annualized historically from 1986 to 2018.
- 1982 is widely regarded as Basquiat's "best" year, and works created during this pivotal time in his career are highly coveted by collectors.
- In addition to the year, this work also includes Basquiat's iconic crown motif, a central figure, and a variety of oil stick text – all desirable elements of top Basquiat artwork.
- Works by Basquiat continue to command high prices at the major auctions, with two major works selling this past May: *Versus Medici* (1982) sold for $50.8 million at Sotheby's, and *In This Case* (1983) sold for $93.1 million at Christie's.
- Basquiat's current top record is for *Untitled* (1982), which sold for $110.5 million in 2017 – the highest price ever paid for an American artist at auction.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.


ALEXANDER THE GREAT
HOME: TWO
VISITORS: ONE
FKGD.
VI. VII VIII IX
DRACHM
PHLEGM
THUMB
PATOIS
TOUSSAINT L'OVERTURE
CHINA©
HAITI©
47
JERSEY
JOE WALCOTT
2004.
CHEST
LIVER
LUNGS
PAW

2020 Auction Sales
$116,961,569

2020 Number of Lots Sold
69

Jean-Michel
b. 1960, NEW YORK – d. 1988, NEW YORK
BASQUIAT



ALEXANDER THE GREAT
PATOIS
CHINA
JERSEY
LIVER
LUNGS
PAW

Jean-Michel Basquiat is widely celebrated for his inventive visual language that fused graffiti with high art.

THE PAINTING

Acrylic, oilstick and paper collage on canvas
60 × 60 in. (153 × 153 cm.)

Offering Circular: sec.gov/edgar

ANNUAL APPRECIATION OF SIMILAR WORKS[1]
22.0%

INITIAL OFFERING
$22,200,000

APPRAISED VALUE
$24,000,000

The Painting is an exceptional example of Jean-Michel Basquiat's unique narrative style in which he addressed socio-political and autobiographical themes at the apex of his artistic career. The Painting's title references advertisements for "race movies" from the early 1900s, produced intentionally outside of the Hollywood paradigm with a predominantly Black cast to attract Black audiences. Together with *All Colored Cast Part I*, the Painting can be interpreted as an abridged history of Black peoples through time, with references to ancient civilization, as well as Basquiat's personal experiences.

Christie's New York sold both of the *All Colored Cast* paintings at auction on May 16, 2000: *All Colored Cast Part I* was sold for $457,000 and the Painting was sold for $446,000. Larger and more complex than the Painting, *Versus Medici* (1982) also bears a strong historical narrative and recently sold for $50,820,000 on May 12, 2021 at Sotheby's New York. Perhaps more subjectively comparable to the Painting in pictorial complexity, the larger *Untitled (Pollo Frito)* (1982) sold for $25,701,500 on November 14, 2018 and *Multiflavors* (1982) sold for £12,046,250 ($16,728,820) on March 6, 2018. The Painting is also similar in composition and content to *Hollywood Africans* (1983), which resides in the permanent collection of the Whitney Museum of American Art in New York, and *Kings of Egypt II* (1982), in the collection of the Museum Boijmans Van Beuningen in Rotterdam, Netherlands.The year, cultural significance, bright colors, symbols, imagery and execution, make the Painting an important and desirable work by the artist.

Jean-Michel Basquiat's auction records are led by the sale of *Untitled* (1982), which sold for $110,487,500 on May 18, 2017, followed by *In This Case* (1983), which sold for $93,105,000 on May 11, 2021, and *Untitled* (1982), which sold for $57,285,000 on May 10, 2016.

In 1992, the Whitney Museum in New York held the first retrospective of the artist's work and many have been staged since, including a major survey at the Brooklyn Museum in 2005, at the Brandt Foundation in New York in 2019, as well as at the Foundation Louis Vuitton in Paris from 2018-2019. In 2018, the Brooklyn Museum also hosted a one-work show of *Untitled* (1982), which had sold in 2017 for a record price of $110,487,500. As of July 20, 2021, Jean-Michel Basquiat's auction records remain led by the aforementioned sale of *Untitled* (1982), followed by In *This Case* (1983), which sold for $93,105,000 on May 11, 2021, and *Untitled* (1982), which sold for $57,285,000 on May 10, 2016.

AUCTION RESULTS FOR SIMILAR WORKS[2]



$30.0M
$22.5M
$15.0M
$7.5M
1986
1988
1991
1993
1996
1998
2001
2003
2006
2008
2011
2013
2016
2018



Larger and more complex than the Painting, *Versus Medici* (1982), also bears a strong historical narrative and recently sold for $50,820,000 on May 12, 2021 at Sotheby's New York.

Jean-Michel Basquiat widely considered to be one of the most interesting and controversial artists of the twentieth century. Jean-Michel was born in Brooklyn, New York, to a Puerto Rican mother and Haitian father. As a young adult, Basquiat experimented with graffiti and tagging, and became well known by the moniker SAMO in the downtown art scene in New York City. In 1981, he was included in a groundbreaking exhibition at MoMA's PS1 outpost in Long Island City, titled New York/New Wave. Shortly following the show at PS1, Basquiat was offered a studio and stipend by the gallerist Annina Noisei, who organized his first solo show at her eponymous gallery in 1982. That same year, Basquiat travelled to Los Angeles and began to work on his first show for the famed Gagosian Gallery. The shows repeatedly sold out and collectors sought out work by the young artist. Throughout his brief and glamorous career, the artist explored the experience of black identity in America, a topic still relevant today.


ALEXANDER THE GREAT
MCLMVX XIIVI©
SIX. DIPSOMANIA
HOME: TWO
VISITORS: ONE
FKGD.
VI. VII VIII IX
DRACHM
PHLEGM
THUMB
PATOIS.
TOUSSAINT L'OVERTURE
CHINA
HAITI©
47
JERSEY
JOE WALCOTT
2004.
CHEST
6. LIVER→
7. LUNGS→
PAW

Signed, titled and dated *Jean-Michel Basquiat All Colored Cast 1982 pt.2* (on the reverse)


ALEXANDER THE GREAT
DIPSOMANIA
HOME: TWO
VISITORS: ONE
FKGD.
DRACHM
PHLEGM
THUMB
PATOIS
CHINA©
TOUSSAINT L'OVERTURE
HAITI©
47
CHEST
JERSEY
JOE WALCOTT
LIVER→
LUNGS→
PAW

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: large format paintings created between 1982 and 1983 that are narrative in content and measure between 40 inches by 40 inches and 100 inches by 155 inches, excluding less complex or highly detailed composition, compositions that include full figures and five-panel compositions. The comparative set includes *Jim Crow* (1986), which was created later than 1983, however also features a narrative structure in the compositions, like that of the Painting. Where the buyer's premium was unavailable due to incomplete data, the prevailing buyer's premium at the time of sale was applied. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 22.0% CAGR implied from selected sales occurring from May 5, 1987 to November 14, 2018.

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